EXHIBIT 10.I.5
AMENDMENT NO. 5 TO THE
EL PASO CORPORATION
KEY EXECUTIVE SEVERANCE PROTECTION PLAN
     WHEREAS, El Paso Corporation (the “Company”) maintains the El Paso Corporation Key Executive Severance Protection Plan (the “Plan”), effective as of August 1, 1998; and
     WHEREAS, Section 8.1 of the Plan permits the Board of Directors from time to time to amend the Plan, in whole or in part; and
     WHEREAS, it is intended hereby to amend the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, the Plan is amended as follows:
     1. Section 4.2 is hereby amended in its entirety to read as follows:
     “4.2 Amount of Severance Benefit
     If a Participant’s employment is terminated in circumstances entitling him or her to a Severance Benefit as provided in Section 4.1, such Participant shall be entitled to the following benefits:
     (a) the Company shall pay to the Participant, as severance pay and in lieu of any further salary for periods subsequent to the Termination Date (as specified in Section 5.2), in a single payment (without any discount for accelerated payment), an amount in cash equal to three (3) times the sum of (A) the Participant’s Base Salary and (B) the Bonus Amount;
     (b) for a period of eighteen (18) months subsequent to the Participant’s termination of employment, the Company shall at its expense continue on behalf of the Participant and his or her dependents and beneficiaries, the basic life insurance, flexible spending account, medical and dental benefits which were being provided to the Participant at the time of termination of employment. The benefits provided in this Subsection 4.2(b) shall be no less favorable to the Participant, in terms of amounts and deductibles and costs to him or her, than the coverage provided the Participant under the plans providing such benefits at the time Notice of Termination is given. The Company’s obligation hereunder to provide the foregoing benefits shall terminate if the Participant obtains health benefits coverage under a subsequent employer’s benefit plans. The Company also shall pay a lump sum equal to the amount of any additional income tax payable by the Participant and attributable to the benefits provided under this Subsection 4.2 (b) at the time such tax is imposed upon the Participant. Except as provided below with respect to a Specified Employee (as defined below), the payment of any health or medical claims for the health and medical coverage provided in this Subsection 4.2(b) shall be made to a Participant as soon as administratively practicable after a Participant has provided the appropriate claim documentation, but in no event shall the payment for any such health or medical claim be paid later than the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code: (1) the amount of medical claims eligible for reimbursement or to be provided as an in-kind benefit under this Plan during a calendar year may not affect the medical claims eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year, and (2) the right to reimbursement or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit. With respect to a Specified Employee, during the six-month period commencing the date after the Specified Employee’s Termination Date, the cost of any health or medical claims for health and medical coverage provided in this Subsection 4.2(b) which are not otherwise exempt from Section 409A of the Code shall be paid by the Specified Employee to the health and medical service provider and reimbursed by the Company after the completion of such six-month period but no later than the last day of the calendar year following the calendar year in which such health and medical expenses were incurred.
     (c) the Company shall pay a lump sum pension supplement payable under the terms of the El Paso Corporation Supplemental Benefit Plan (“Supplemental Plan”) or El Paso Corporation 2005 Supplemental Benefits Plan (“2005 Supplemental Plan”) equal to a pension calculated by adding three years of additional credited pension service to the Participant’s existing credited pension service as of the termination of the Participant’s employment, and then by calculating the Participant’s pension in accordance with the formula provided in the pension plan. A Participant who is entitled to a pension supplement under any other agreement between such Participant and the Company may elect, in writing, to receive the pension supplement provided under this subparagraph (c) in lieu of, but not in addition to, such other pension supplement as may be provided by such other agreement. In the event that no election is made, the Participant shall forego his or her right to receive the pension supplement provided under this subparagraph;
     (d) the Company shall transfer to the Participant, all right, title or other ownership interest it may have in any automobile, if any, then being provided by the Company for use by the Participant;
     (e) the Company shall transfer to the Participant, any right, title or ownership in any club memberships provided by the Company;
     The amounts provided for in Section 4.2(a), (c), (d) and (e) shall be paid or transferred within thirty (30) days after the Executive Employee’s termination of employment. The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive Employee in any subsequent employment. If a Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”) (“Specified Employee”), then any severance pay which is not otherwise exempt from Section 409A of the Code shall be paid during a 30-day period which commences on the date which is the day after the six-month anniversary of such Specified Employee’s Termination Date.”
2. Section 6.1(a) is hereby amended in its entirety to read as follows:
     “6.1 Gross-Up Payment
     In the event it shall be determined that any payment or distribution of any type by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Payment of the Gross-Up Payment shall be made in accordance with Section 6.3, provided that the payment of any Gross-Up Payment shall be made prior to the date the Participant is to remit the Excise Tax as provided under the Code or pursuant to any judgment or agreement with any taxing authority.”
     IN WITNESS WHEREOF, this amendment has been executed by the undersigned, thereunto duly authorized, effective as of January 1, 2007.

EL PASO CORPORATION
By:	/s/ Susan B. Ortenstone

ATTEST:

By:	/s/ Marguerite Woung-Chapman
Corporate Secretary